Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS THIRD QUARTER RESULTS
The Company is Effectively Managing its Cost Structure to Maximize Cash Flow
and Making Significant Strides to Increase Liquidity
Las Vegas, Nevada, October 29, 2008 — MGM MIRAGE (NYSE: MGM) today reported its third quarter 2008 financial results. The Company earned $0.22 per diluted share from continuing operations for the 2008 third quarter compared to $0.62 in the prior year third quarter. Results for the 2008 quarter included a non-cash write-down of $30 million, or $0.07 per diluted share, related to the 36-hole Primm Valley Golf Club and underlying land. Results for the third quarter of 2007 included $135 million, or $0.30 per diluted share, of income related to insurance proceeds received for Hurricane Katrina. These and several other items impacted comparability of quarterly results as shown in the following table (earnings per share impact, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended September 30,	2008	2007

Profits from The Signature at MGM Grand	$—	$0.03
Preopening and start-up expenses	(0.01)	(0.06)
Hurricane Katrina business interruption income (recorded as a reduction of general and administrative expenses)	—	0.06
Property transactions, net:
Hurricane Katrina property damage income	—	0.24
Other property transactions	(0.08)	(0.04)
The Company’s net revenue decreased 6% to $1.8 billion. Las Vegas Strip REVPAR1 decreased 10%; casino revenue decreased 8%, while food and beverage revenue and entertainment revenue were down 3% and 4%, respectively.
Property EBITDA2 was $502 million in the quarter compared to $705 million in 2007. The comparison was affected by the items noted above, and a $15 million impact from the reversal of bonus accruals in the 2008 quarter due to the Company not meeting its internal profit targets. On a comparable basis, excluding these items, Property EBITDA declined 18%, with a margin of 28% versus 32% in the prior year.
Consolidated EBITDA was $442 million compared to $635 million in 2007. Adjusting for items affecting comparability, including a total company-wide bonus accrual reversal of $22 million, EBITDA declined 14%. This decline is less than the Property EBITDA decline due to significantly lower corporate expense.
Bellagio reported extremely strong results for the third quarter with a 3% increase in net revenue and Property EBITDA of $90 million, an 8% increase over the prior year third quarter. Bellagio’s average room rate increased 1% to $247 and occupancy was 96%, leading to an increase in REVPAR to $238 and an all-time high in terms of third quarter hotel revenues.
“We continue to manage our resorts to achieve maximum performance across all our businesses, and achieved occupancy of 95% at our Las Vegas Strip resorts for the third quarter,” said Terry Lanni, Chairman and CEO of MGM MIRAGE. “Our performance was impacted by the global economic environment, a trend that is not unique to our industry, but we continue to generate strong cash flows. Bellagio, our flagship resort, continues to outperform the market as evidenced by its third quarter performance.”

Detailed Discussion of Third Quarter Operating Results
Casino revenue decreased 8%, mainly due to a decrease in table games volume of 13% at the Company’s Las Vegas Strip resorts. The table games hold percentage was within the Company’s normal 18% to 22% range in the current quarter and slightly higher than in the 2007 quarter. Slots revenue decreased 6% in the quarter, with the Company’s Las Vegas Strip resorts reporting a 13% decrease, partially offset by double digit increases at Gold Strike Tunica and MGM Grand Detroit.
Rooms revenue decreased 10%. Average room rates were down 9% at the Company’s Las Vegas Strip resorts, with Las Vegas Strip occupancy at 95% compared to 97% in the prior year quarter. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended September 30,	2008	2007

Occupancy %	95%	97%
Average Daily Rate (ADR)	$135	$147
Revenue per Available Room (REVPAR)	$128	$143
Other non-gaming revenues were relatively strong in light of current market conditions. Food and beverage revenues were down 3%. Entertainment revenues were down 4%, largely due to fewer events at the Company’s arenas. The Company’s market-leading Cirque du Soleil production shows continue to attract large audiences, with revenues consistent with the prior year quarter. In addition, Believe starring Criss Angel is currently playing preview performances at Luxor and will perform its grand-opening show on October 31.
Corporate expense decreased from $63 million in the 2007 quarter to $24 million in 2008. The current quarter includes the impact of cost reduction measures implemented throughout 2008 as well as the reversal of bonus accruals. Additionally, the 2007 quarter included $18 million of costs related to severance, development initiatives, and the CityCenter joint venture transaction.
MGM Grand Macau, of which the Company owns 50%, recorded Property EBITDA of $35 million, a 52% increase over the $23 million earned in the second quarter. The Company recognized its share of MGM Grand Macau’s results as follows: $8 million of income in the “Income from unconsolidated affiliates” line and $3 million of expense in “Non-operating items from unconsolidated affiliates.”
On a comparable basis, the Company’s operating margin was 14% versus 19% in the prior year quarter, and operating income declined 29%. These year-over-year comparisons exclude the impact from the reversal of bonus accruals during the current quarter and the other items listed in the table earlier in the release.
“While our margins have held up well in a difficult environment, we continue to make permanent improvements to our cost structure which will benefit us now and into the future,” said Jim Murren, President and Chief Operating Officer of MGM MIRAGE. “We continue to mobilize the unmatched talents of our management team to identify opportunities for margin improvement and remain focused on providing the highest levels of guest service. We believe we have plentiful opportunities to further reduce costs and we are dedicated to maximizing our cash flows.”
Projects Update
In October 2007, the Company announced the development of MGM Grand Atlantic City, to be located adjacent to the Borgata on a 72-acre site in Renaissance Point in Atlantic City, New Jersey.  The Company has made extensive progress on design and other pre-development activities. Current economic conditions and the impact of the credit market environment have caused the Company to reassess timing for the project. Accordingly, the Company has postponed additional development activities.

“We continue to believe that Atlantic City represents an important market for further development,” said Mr. Lanni. “We intend to resume development at such time as economic conditions and capital markets are sufficiently improved to enable us to go forward on a reasonable basis.  Likewise, with respect to our joint venture with Kerzner International and Istithmar announced in September 2007 for the development of a major resort complex on the southwest corner of the Las Vegas Strip and Sahara Avenue in Las Vegas, we have agreed with our joint venture partners that we should defer additional design and pre-construction activities and have amended our joint venture agreement accordingly. These actions reflect the Company’s commitment to maximize our financial resources in this environment.”
Financial Position
In September, the Company entered into an amendment to its $7.0 billion senior credit facility. The amendment increases the maximum total leverage ratio, modifies drawn and undrawn pricing levels as well as revises certain definitions and limitations on secured indebtedness. Available borrowing capacity under the Company’s senior credit facility was $1.2 billion as of September 30, 2008.
In early October, CityCenter successfully completed the first phase of its financing by securing a $1.8 billion senior bank credit facility. CityCenter has received additional signed commitment letters totaling in excess of $500 million, and the Company and Dubai World continue to work with lenders to obtain additional financing, up to a total of $3.0 billion, for CityCenter. During the third quarter, the Company and Dubai World each provided CityCenter with additional loans of $300 million to fund construction.
“Securing $1.8 billion of financing at CityCenter and amending our $7.0 billion senior credit facility provide the Company with significant additional financial flexibility,” said Executive Vice President and Chief Financial Officer of MGM MIRAGE, Dan D’Arrigo. “We intend to further access the capital markets, and aggressively manage our liquidity and financial position.”
Third quarter capital investments totaled $181 million, which included $73 million for room and suite remodel projects, primarily at The Mirage and TI; and $19 million for projects related to CityCenter, including the people mover connecting Bellagio, CityCenter, and Monte Carlo, as well as expenditures for Monte Carlo’s share of a new parking garage. The remaining $89 million was for other capital expenditures, including various new and upgraded amenities at the Company’s resorts.
Goodwill and Indefinite-lived Intangible Assets
The Company reviews goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter and between annual test dates in certain circumstances. The majority of the Company’s goodwill and indefinite-lived intangible assets (mainly trademarks and license rights) relate to the Mandalay Resort Group acquisition in April 2005. The Company does not believe a triggering event requiring the Company to conduct an interim impairment test had occurred as of September 30, 2008 and will perform the annual test during the fourth quarter. The Company notes that its market capitalization as of September 30, 2008 exceeded its net book value by 53%, or $2.7 billion, and its net book value per share was $18.61. However, due to a subsequent decline in the Company’s market capitalization, the Company believes it is reasonably possible that its fourth quarter analysis will result in a non-cash impairment charge, but cannot reasonably estimate the amount of such charge until it completes its annual evaluation later in the fourth quarter. As of September 30, 2008, the balances of the Company’s goodwill and indefinite-lived intangible assets were $1.3 billion and $345 million, respectively.

MGM MIRAGE will hold a conference call to discuss its third quarter earnings results and outlook for the fourth quarter of 2008 at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until November 5, 2008, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 69045664. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.
1 REVPAR is hotel Revenue per Available Room.
2 “EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization. “Property EBITDA” is EBITDA before corporate expense and stock compensation expense. EBITDA information is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Management uses Property EBITDA as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to net income and of operating income to Property EBITDA are included in the financial schedules accompanying this release.
* * *
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President,	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues:
Casino	$739,331	$803,834	$2,271,978	$2,389,704
Rooms	458,051	510,795	1,500,322	1,614,906
Food and beverage	395,090	406,620	1,229,045	1,248,786
Entertainment	135,673	141,093	408,541	418,578
Retail	69,205	75,608	202,060	222,930
Other	155,335	132,061	478,664	388,891

	1,952,685	2,070,011	6,090,610	6,283,795
Less: Promotional allowances	(167,154)	(172,941)	(506,355)	(520,874)

	1,785,531	1,897,070	5,584,255	5,762,921

Expenses:
Casino	383,406	404,509	1,200,948	1,217,643
Rooms	136,313	135,550	412,846	407,813
Food and beverage	237,130	232,829	720,201	709,234
Entertainment	94,667	100,281	288,617	300,913
Retail	42,411	47,211	128,070	139,785
Other	99,389	81,256	307,521	225,316
General and administrative	326,831	314,625	971,016	956,010
Corporate expense	24,466	63,050	83,537	140,673
Preopening and start-up expenses	5,505	25,851	17,626	54,275
Restructuring costs	—	—	329	—
Property transactions, net	32,326	(89,225)	34,984	(81,799)
Depreciation and amortization	200,102	170,780	591,659	506,566

	1,582,546	1,486,717	4,757,354	4,576,429

Income from unconsolidated affiliates	38,572	54,260	89,728	192,227

Operating income	241,557	464,613	916,629	1,378,719

Non-operating income (expense):
Interest income	5,910	4,770	13,056	12,936
Interest expense, net	(144,751)	(180,033)	(439,844)	(547,473)
Non-operating items from unconsolidated affiliates	(9,552)	(4,599)	(26,731)	(14,419)
Other, net	2,125	(1,152)	791	(4,684)

	(146,268)	(181,014)	(452,728)	(553,640)

Income from continuing operations before income taxes	95,289	283,599	463,901	825,079
Provision for income taxes	(34,011)	(99,736)	(171,176)	(295,308)

Income from continuing operations	61,278	183,863	292,725	529,771

Discontinued operations:
Income from discontinued operations	—	—	—	10,461
Gain on disposal of discontinued operations	—	—	—	263,881
Provision for income taxes	—	—	—	(91,905)

	—	—	—	182,437

Net income	$61,278	$183,863	$292,725	$712,208

Per share of common stock:
Basic:
Income from continuing operations	$0.22	$0.65	$1.04	$1.86
Discontinued operations	—	—	—	0.65

Net income per share	$0.22	$0.65	$1.04	$2.51

Weighted average shares outstanding	276,417	284,730	280,926	284,201

Diluted:
Income from continuing operations	$0.22	$0.62	$1.02	$1.79
Discontinued operations	—	—	—	0.62

Net income per share	$0.22	$0.62	$1.02	$2.41

Weighted average shares outstanding	279,846	296,248	287,604	295,687

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Las Vegas Strip	$1,450,899	$1,598,237	$4,569,476	$4,865,228
Other Nevada	41,334	46,177	117,005	137,667
MGM Grand Detroit	139,859	110,445	430,067	337,049
Mississippi	135,357	142,211	408,980	422,977
Other	18,082	—	58,727	—

	$1,785,531	$1,897,070	$5,584,255	$5,762,921

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Las Vegas Strip	$398,998	$469,598	$1,361,238	$1,549,664
Other Nevada	3,226	5,808	1,806	9,892
MGM Grand Detroit	33,849	17,305	106,785	80,247
Mississippi	26,208	164,285	82,194	227,595
Other	5,066	—	13,815	—
Unconsolidated resorts	34,535	47,746	74,536	178,840

	$501,882	$704,742	$1,640,374	$2,046,238

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA
(In thousands)
(Unaudited)
Three Months Ended September 30, 2008

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$1,494	$—	$1,765	$3,259
Other Nevada	—	—	20	20
MGM Grand Detroit	—	—	—	—
Mississippi	—	—	71	71
Unconsolidated resorts	3,957	—	—	3,957

	5,451	—	1,856	7,307
Corporate and other	54	—	30,470	30,524

	$5,505	$—	$32,326	$37,831

Three Months Ended September 30, 2007

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$5,642	$—	$17,735	$23,377
Other Nevada	—	—	20	20
MGM Grand Detroit	13,554	—	—	13,554
Mississippi	—	—	(107,035)	(107,035)
Unconsolidated resorts	6,514	—	—	6,514

	25,710	—	(89,280)	(63,570)
Corporate and other	141	—	55	196

	$25,851	$—	$(89,225)	$(63,374)

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA (continued)
(In thousands)
(Unaudited)
Nine Months Ended September 30, 2008

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$2,114	$329	$926	$3,369
Other Nevada	—	—	2,207	2,207
MGM Grand Detroit	135	—	8	143
Mississippi	—	—	73	73
Unconsolidated resorts	15,276	—	—	15,276

	17,525	329	3,214	21,068
Corporate and other	101	—	31,770	31,871

	$17,626	$329	$34,984	$52,939

Nine Months Ended September 30, 2007

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$21,245	$—	$20,600	$41,845
Other Nevada	—	—	4,630	4,630
MGM Grand Detroit	19,138	—	—	19,138
Mississippi	—	—	(106,434)	(106,434)
Unconsolidated resorts	13,387	—	—	13,387

	53,770	—	(81,204)	(27,434)
Corporate and other	505	—	(595)	(90)

	$54,275	$—	$(81,799)	$(27,524)

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
EBITDA	$441,659	$635,393	$1,508,288	$1,885,285
Depreciation and amortization	(200,102)	(170,780)	(591,659)	(506,566)

Operating income	241,557	464,613	916,629	1,378,719

Non-operating income (expense):
Interest expense, net	(144,751)	(180,033)	(439,844)	(547,473)
Other	(1,517)	(981)	(12,884)	(6,167)

	(146,268)	(181,014)	(452,728)	(553,640)

Income from continuing operations before income taxes	95,289	283,599	463,901	825,079
Provision for income taxes	(34,011)	(99,736)	(171,176)	(295,308)

Income from continuing operations	$61,278	$183,863	$292,725	$529,771

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO PROPERTY EBITDA
(In thousands)
(Unaudited)
Three Months Ended September 30, 2008

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$249,481	$149,517	$398,998
Other Nevada	1,588	1,638	3,226
MGM Grand Detroit	19,587	14,262	33,849
Mississippi	10,480	15,728	26,208
Other	2,531	2,535	5,066
Unconsolidated resorts	34,535	—	34,535

	318,202	183,680	501,882
Stock compensation			(8,870)
Corporate and other			(51,353)

			$441,659

Three Months Ended September 30, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$334,218	$135,380	$469,598
Other Nevada	4,304	1,504	5,808
MGM Grand Detroit	11,343	5,962	17,305
Mississippi	148,974	15,311	164,285
Unconsolidated resorts	47,746	—	47,746

	546,585	158,157	704,742
Stock compensation			(10,710)
Corporate and other			(58,639)

			$635,393

Nine Months Ended September 30, 2008

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$917,235	$444,003	$1,361,238
Other Nevada	(2,818)	4,624	1,806
MGM Grand Detroit	63,875	42,910	106,785
Mississippi	35,441	46,753	82,194
Other	7,203	6,612	13,815
Unconsolidated resorts	74,536	—	74,536

	1,095,472	544,902	1,640,374
Stock compensation			(29,665)
Corporate and other			(102,421)

			$1,508,288

Nine Months Ended September 30, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$1,146,894	$402,770	$1,549,664
Other Nevada	4,923	4,969	9,892
MGM Grand Detroit	62,411	17,836	80,247
Mississippi	181,992	45,603	227,595
Unconsolidated resorts	178,840	—	178,840

	1,575,060	471,178	2,046,238
Stock compensation			(35,350)
Corporate and other			(125,603)

			$1,885,285

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$250,087	$416,124
Accounts receivable, net	322,821	412,933
Inventories	125,423	126,941
Income tax receivable	51,201	—
Deferred income taxes	46,347	63,453
Prepaid expenses and other	117,333	106,364

Total current assets	913,212	1,125,815

Property and equipment, net	16,889,955	16,870,898

Other assets:
Investments in unconsolidated affiliates	2,536,193	2,482,727
Goodwill	1,262,922	1,262,922
Other intangible assets, net	359,711	362,098
Deposits and other assets, net	1,428,735	623,226

Total other assets	5,587,561	4,730,973

	$23,390,728	$22,727,686

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$155,183	$220,495
Construction payable	46,861	76,524
Income taxes payable	—	284,075
Accrued interest on long-term debt	147,593	211,228
Other accrued liabilities	822,868	932,365

Total current liabilities	1,172,505	1,724,687

Deferred income taxes	3,420,190	3,416,660
Long-term debt	13,288,306	11,175,229
Other long-term obligations	365,267	350,407
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 369,275,641 and 368,395,926 shares and outstanding 276,498,614 and 293,768,899 shares	3,693	3,684
Capital in excess of par value	4,010,114	3,951,162
Treasury stock, at cost: 92,777,027 and 74,627,027 shares	(3,355,963)	(2,115,107)
Retained earnings	4,513,133	4,220,408
Accumulated other comprehensive income (loss)	(26,517)	556

Total stockholders’ equity	5,144,460	6,060,703

	$23,390,728	$22,727,686